Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 1, 2010, except for Note 24, as to which the date is September 29, 2010, related to the consolidated financial statements and the related financial statement schedule of TAL Education Group as of February 28, 2009 and 2010, and for each of the three years ended February 29, 2008, February 28, 2009 and 2010, appearing in the Prospectus dated October 19, 2010, which is part of Registration Statement No. 333-169650 of TAL Education Group on Form F-1.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
February 11, 2011